1.3 billion people make long-term potential huge	Approved suppliers earn AV premiums of $25 per head

NBP Opens
China Office

Although China's vast market is still closed to U.S. beef, your company began positioning itself for that business by opening an office in Beijing, China, last month.

    "We have hired Joseph Loi as Director of China and Pacific Rim Region to head up our marketing efforts in that area," Steve Hunt, CEO, explained. "The potential in China is significant. Obviously, it has the world's largest population. Their economy has been very strong in recent years, giving their people more spending power. And, the Chinese will host the 2008 Olympics next year which will give them an opportunity to showcase their country to the world. That event could be a tremendous opportunity for us to put our products on the plates of millions of new consumers."

   "We expect this market to open in a matter of months," Peter Michalski, manager International Research for National Beef, said. "Although China was only the seventh largest U.S. beef importer before the BSE discovery in this country, it was importing items that other countries did not want certain offal items and plates. We anticipate the requirements when it reopens to be boneless beef from cattle 30 months of age or less."♦

Japanese Demand is Solid

"Demand for U.S. beef in Japan is strong despite the restrictions that are still in place," Peter Michalski, manager International Research for National Beef, explains. "We are especially encouraged in the interest from the retail sector because we thought that would take longer to get back.

   "The retail customers are primarily interested in beef from age verified (AV) cattle. Right now, demand is outpacing the supply of AV product," he adds. "Barbecue season starts soon which should further boost demand."♦

Don't Wait To Meet Age
Verified Requirements

By Brian Bertelsen, Director of Field Operations

U.S. Premium Beef is paying a $25 per head premium for age verified (AV) cattle. That is in addition to grid premiums USPB pays based on carcass quality which have averaged more than $20 per head on AV cattle delivered in fiscal year 2007. However, before you can receive USPB's AV premium, your feedyard has to be an approved supplier through one of seven "umbrella" programs, directly with USDA or through National Beef.

   In the February UPDATE, we included a fact sheet with contact information for the feedlot umbrella programs. This has since been updated to include a new feedlot program from ABS Global. An updated fact sheet is available by calling USPB or can be downloaded from our website at www.uspremiumbeef.com.

   Not all AV programs are capable of approving feedlots. Some are designed only to enroll calves on the ranch of origin. These programs by themselves are NOT sufficient to meet the requirements of USPB. They are, however, very valuable to feedlots receiving cattle that were pre-enrolled on the ranch of origin in one of these ranch programs. (A complete listing of USDA-approved ranch programs is also available on our website.) When feedlots receive pre-enrolled cattle, they can simply transfer them from the ranch program into their feedlot program. This means that the feedlot is NOT responsible for going to the ranch for any auditing.

   If a feedlot raises its own cattle from its own cow herd, it must still become an approved supplier in a feedlot program. Enrolling those "home-raised", "home-fed" cattle in a ranch program that cannot approve the feedlot will require enrollment in an additional program so the feedlot can become an approved supplier. Remember, all AV cattle must be delivered from feedlots that are approved suppliers.

   In addition, we require that feedlots describe the visual ear tags on the shipping document that must accompany every truck delivering AV cattle. If those tags are uniform, such as a group/lot tag, they can be

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Did You Know...

✓You can visit USPB's web page to identify Qualified Custom Feedlots who are approved to deliver age verified cattle.

✓USPB has unitholders' delivery rights available for lease at $5 per head to members who want to deliver cattle.♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Feedlots Must Be Approved Suppliers...       continued from page 1
quickly verified by the plant Quality Assurance technician on the unloading dock.

 If tags are not uniform, then a manifest of every individual visual tag must accompany the cattle. For example, tagging systems with more than one color or numbers that are not in a relatively tight sequential order require a manifest. We prefer group/lot tagging programs that use exactly the same ear tag for every animal in the group.

   Many feedlot programs require a mandatory program compliant tag. Some use an electronic tag, others require a specific visual tag. Therefore, it's ideal to enroll in a feedlot program before your AV cattle are processed through a chute for the last time during feeding. Otherwise, an additional trip through the chute may be necessary.

    There are different programs available with features and benefits that are right for you and they are economically priced. With current premiums at $25 per head, one load of 40 age verified cattle generates an additional $1,000 in revenue! If you have any questions about how you can deliver age verified cattle, please call our office at 866-877-2525.♦